UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 14, 2005

WAKO LOGISTICS GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-113564	20-0262555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Howard Avenue
Suite 232
Des Plaines, Illinois 60018
(Address of Principal Executive Offices/Zip Code)

(847) 294-1600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange ct (17 CFR 240.14d-2(B))

☐  Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4c))

SECTION 1- REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement

The disclosure required to be provided herein is incorporated by reference to Item 3.02 below.

SECTION 3 — SECURITIES AND TRADING MARKET

Item 3.02 Unregistered Sales of Equity Securities

On November 14, 2005, Wako Logistics Group, Inc, a Delaware corporation (the “Company”), completed the sale of certain shares of its common stock to investors (collectively the “Transaction”). In the Transaction, the Company sold 928,080 shares of common stock at a purchase price of $1.00 per share for total proceeds of $928,080, less legal fees. No other fees or commissions were incurred in connection with the Transaction. Copies of each form of subscription agreement for the Transaction are attached hereto as Exhibits 99.1 and 99.2.

The purchasers of the common stock sold in the Transaction agreed not to sell their shares for a period of two (2) years and were not granted any registration rights. All of the proceeds from the Transaction are expected to be used for working capital and general corporate purposes.

The common stock was sold solely to accredited investors in a transaction either (i) exempt from registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), or (ii) pursuant to Regulation S promulgated under the Securities Act.

In September 2005, the Company’s Board of Directors approved the designation of a new series of preferred stock consisting of two million (2,000,000) shares of authorized, but unissued shares of preferred stock designated as Series A Convertible Preferred Stock, par value $.001 (the “Series A Preferred Stock”). Effective September 30, 2005, the Company’s controlling shareholder (the “Holder”) subscribed to all of the Series A Preferred Shares in exchange for the cancellation of $1.5 million aggregate principal amount of indebtedness owed to the Holder by the Company representing prior loans made to the Company by the Holder in the form of a $1.0 million Convertible Promissory Note (the “Note”) and other debt of $500,000 (the “Conversion Transaction”). The Conversion Transaction was effected pursuant to a Conversion Agreement dated November 17, 2005 by and between Mr. Wood and the Company.

The Series A Preferred Stock may be converted by the Holder at any time into two million (2,000,000) shares of common stock at a conversion price of $0.50 per share. The Series A Preferred Stock has a stated value of $.0.50 per share and a liquidation and redemption value of $0.75 per share. The Series A Preferred Stock shall pay a 6% annual cumulative dividend, and for purposes of determining the amount of the 6% dividend, the Series A Preferred Stock shall be deemed to have a stated value of $0.75 per share.

The Series A Preferred Stock may be redeemed solely by and in the sole discretion of the Company at any time or from time to time commencing on the date twenty four (24) months from the date of issuance of the Series A Preferred Stock, provided, at the time of redemption, the Company has at least three (3) Directors on its Board of Directors, of which the majority of such Directors are “independent” (as such term is defined in Section 121(a) of the American Stock Exchange Company Guide). In addition, the Company has the right to require the Holder to convert all of the Series A Preferred Stock to common stock in the event of certain change of control transactions, and the Holder has the right to require a redemption, but only in the case where all of the conditions of certain change of control transactions are met.

The above disclosed Conversion Transaction, which was completed in November 2005, was made in reliance upon the exemption from the registration requirements of Section 5 of the 1933 Act, provided under Rule 4(2) and Regulation D promulgated under the 1933 Act.

Exhibit Number Description

99.1	Form of Regulation D Subscription Agreement as entered into by and between the Company and each individual investor.
99.2	Form of Regulation S Subscription Agreement as entered into by and between the Company and each individual investor.
99.3	Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock.
99.4	Conversion Agreement dated November 17, 2005.

This Current Report on Form 8-K may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as may, could, would, should, believes, expects, anticipates, estimates, intends, plans or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WAKO LOGISTICS GROUP, INC.

Date: November 17, 2005	By:	/s/ Christopher Wood
Christopher Wood
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Form of Regulation D Subscription Agreement as entered into by and between the Company and each individual investor.

99.2	Form of Regulation S Subscription Agreement as entered into by and between the Company and each individual investor.

99.3	Certificate Of Designations, Preferences And Rights Of Series A Convertible Preferred Stock.

99.4	Conversion Agreement